                                                               Exhibit 10(iv)(6)


                           LETTER OF CREDIT AGREEMENT


                                October 15, 1999


The Chase Manhattan Bank
270 Park Avenue
New York, New York  10017

Ladies and Gentlemen:

                  American Classic Voyages Co., a Delaware corporation (the "Account Party"), hereby requests The Chase Manhattan Bank (the "Bank") to issue irrevocable letters of credit (hereinafter referred to individually as a "Letter of Credit" and collectively as the "Letters of Credit") from time to time during the period (the "Availability Period") from the date hereof to but excluding December 11, 2000 (the "Termination Date") in an aggregate amount not exceeding $30,000,000 (the "Commitment").

                  Accordingly, the Bank and the Account Party agree as follows:

                  1. Issuance of the Letters of Credit. (a) Subject to the terms and conditions set forth herein, the Account Party may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Bank (it being agreed that a Letter of Credit substantially in the form attached hereto as Exhibit A is in an acceptable form), at any time and from time to time during the Availability Period, and, subject to the terms and conditions set forth herein, the Bank shall issue such Letters of Credit.

                  (b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Bank) to the Bank, at least three Business Days (as defined below) in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (i) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall not be later than the close of business on the Termination Date), (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof and (v) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice also shall specify whether such Letter of Credit will be a Guaranteed Letter of Credit or a Collateralized Letter of Credit (as such terms are defined below). The Account Party also shall submit a letter of credit application on the Bank's standard form in connection with any request for the issuance or amendment of a Letter of Credit, provided that, in the event of any inconsistency between the terms and conditions of this

Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Account Party to, or entered into by the Account Party with, the Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Account Party shall be deemed to represent and warrant that) (i) after giving effect to such issuance, amendment, renewal or extension, the sum of (A) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (B) the aggregate amount of all payments made by the Bank under Letters of Credit that have not yet been reimbursed by the Account Party at such time (such sum is hereinafter referred to as the "L/C Exposure") shall not exceed the Commitment and (ii) such Letter of Credit is either a Guaranteed Letter of Credit or a Collateralized Letter of Credit and, if it is a Collateralized Letter of Credit, as of the date of issuance thereof the Collateral Account (as defined below) contains a sufficient credit balance to secure all outstanding Collateralized Letters of Credit (including such requested Collateralized Letter of Credit) in accordance with subparagraph 7(a). Guaranteed Letter of Credit" means any Letter of Credit with respect to which the reimbursement obligation of the Account Party and the Letter of Credit Fee are guaranteed pursuant to the Guarantee (as defined below); and "Collateralized Letter of Credit" means any Letter of Credit with respect to which the reimbursement obligation of the Account Party and the Letter of Credit Fee are secured by cash collateral pursuant to paragraph 7. "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

                  (c) The Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Bank shall promptly notify the Account Party by telephone (confirmed by telecopy) of such demand for payment and whether the Bank has made or will make a payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Account Party of its obligation to reimburse the Bank with respect to any such payment.

                  2. Reimbursement. (a) The Account Party unconditionally agrees to pay to the Bank immediately upon demand the amount of each payment made by the Bank under each Letter of Credit. The amount of each such payment shall bear interest, payable on demand and computed from and including the date such payment is made by the Bank to (but not including) the date of reimbursement in full thereof, at a rate (computed on the basis of a year of 365/366 days for the actual number of days elapsed) equal to the Alternate Base Rate (as defined below) plus two percent (2.0%) per annum. All payments by the Account Party to the Bank hereunder shall be made in U.S. dollars and in same day funds at the Bank's office at 270 Park Avenue, New York, New York 10017. "Alternate Base Rate" shall mean, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) plus the Federal Funds Effective Rate in effect on such day; and (c) the sum of (1) one percent (1.0%) plus (2) the product of (x) the Base CD Rate in effect on such day and (y) the Statutory Reserve Rate plus (3) the Assessment Rate. "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Base CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Bank from three negotiable certificate of deposit dealers of recognized standing selected by the Bank. "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. If for any reason the Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of the definition above, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change. "Assessment Rate" shall mean, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Bank to be representative of the cost of such insurance to the Bank. "Statutory Reserve Rate" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which the Bank is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. Such reserve percentages shall include those imposed pursuant to Regulation D of the Federal Reserve Board. The Statutory

Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  (b) The Account Party's obligation to reimburse payments made by the Bank as provided in subparagraph (a) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subparagraph (b), constitute a legal or equitable discharge of, or provide a right of setoff against, the Account Party's obligations hereunder. The Bank shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that nothing in this subparagraph (b) shall be construed to excuse the Bank from liability to the Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Party to the extent permitted by applicable law) suffered by the Account Party that are caused by the Bank's grossly negligent or willful failure to pay under a Letter of Credit against presentation of a draft and other documents in strict compliance with the terms of such Letter of Credit or by the Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                  3. Fees. (a) The Account Party agrees to pay to the Bank a commitment fee on the average daily amount of the Unused Commitment (as defined below) from the date hereof until the Termination Date at the rate of three-eighths of one percent (0.375%) per annum (computed on the basis of a year of 365/366 days for the actual number of days elapsed), payable in arrears on a quarterly basis on the last Business Day of each March, June, September and

December during the Availability Period and on the Termination Date. "Unused Commitment" means, at any time, the excess, if any, of the Commitment over the L/C Exposure at such time.

                  (b) The Account Party agrees to pay to the Bank, with respect to each outstanding Letter of Credit, a fee (the "Letter of Credit Fee") equal to one-quarter of one percent (0.25%) per annum, if such Letter of Credit is a Collateralized Letter of Credit, or two and one-eighth percent (2.125%) per annum (in each case computed on the basis of a year of 365/366 days for the actual number of days elapsed), if such Letter of Credit is a Guaranteed Letter of Credit, of the average daily maximum amount available to be drawn under such Letter of Credit, accruing from and after the date of issuance of each Letter of Credit and payable in arrears on a quarterly basis on the last Business Day of each March, June, September and December occurring after the date hereof and on the earliest date on which the Commitment shall have terminated and all of the Letters of Credit shall have expired (the "Final Expiration Date").

                  4. Termination and Reduction of Commitment. The Account Party may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Account Party shall not terminate or reduce the Commitment if, after giving effect to any concurrent expiration of any Letter of Credit or payment of any reimbursement obligation pursuant to paragraph 2, the L/C Exposure would exceed the Commitment. The Account Party shall notify the Bank of any election to terminate or reduce the Commitment under this paragraph 4 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Account Party pursuant to this paragraph 4 shall be irrevocable, and any termination or reduction of the Commitment shall be permanent.

                  5. Conditions of Issuance. The obligation of the Bank to issue the initial Letter of Credit hereunder is subject to the condition precedent that on or before the date of issuance the Bank shall have received all of the following, each dated such date of issuance and in form and substance satisfactory to the Bank:

                  (a) A certificate of the Account Party executed by its Secretary or an Assistant Secretary certifying a copy of the resolutions of the Board of Directors of the Account Party approving this Agreement and the other matters contemplated hereby, of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and of the Certificate of Incorporation and By-laws of the Account Party;

                  (b) A certificate of the Account Party executed by its Secretary or an Assistant Secretary certifying the names and true signatures of the officers of the Account Party authorized to sign this Agreement and the other documents to be delivered by it hereunder;

                  (c) An unconditional guarantee of the obligations of the Account Party hereunder, other than the Collateralized L/C Obligations (the "Guarantee"), duly executed by Samuel Zell and by the Samuel Zell Revocable Trust (the "Guarantors");

                  (d) A favorable opinion of Neal, Gerber & Eisenberg, counsel for the Account Party, as to such matters as the Bank may reasonably request; and

                  (e) A favorable opinion of Alisa M. Singer, General Counsel of Equity Group Investments, L.L.C., counsel for the Guarantors, as to such matters as the Bank may reasonably request.

The obligation of the Bank to issue each Letter of Credit (including the initial Letter of Credit) is subject to the condition precedent that on the date of issuance the following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Account Party, dated the date of such issuance, stating that:

                  (a) the representations and warranties contained in paragraph 8 are correct in all material respects on and as of the date of such issuance, before and after giving effect to such issuance, as though made on and as of such date; and

                  (b) no event has occurred and is continuing, or would result from such issuance, that constitutes an Event of Default (as defined in paragraph 10 below) or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (a "Potential Event of Default").

                  6. Increased Costs. (a) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (x) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Bank (other than as included in the calculation of the Alternate Base Rate) or (y) impose on the Bank any other condition regarding this Agreement, the Letters of Credit or any collateral therefor, and the result of any event referred to in clause (x) or (y) above shall be to increase the cost to the Bank of issuing or maintaining the Letters of Credit or of holding the collateral therefor or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest, fees or otherwise), then, upon demand by the Bank showing such calculation in reasonable detail, the Account Party shall pay to the Bank, within ten days after such demand, additional amounts sufficient to compensate the Bank for such increased cost incurred or reduction suffered. A certificate as to the amount of such increased cost submitted by the Bank to the Account Party shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If the Bank determines that any Change in Law (as defined below) regarding capital requirements has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company as a consequence of this

Agreement or the Letters of Credit issued by the Bank, to a level below that which the Bank or the Bank's holding company could have achieved but for such Change in Law (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy), then, within ten days after demand from the Bank showing such calculation in reasonable detail, the Account Party will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered. "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by the Bank or the Bank's holding company with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement. A certificate as to such amounts submitted to the Account Party by the Bank shall be conclusive and binding for all purposes, absent manifest error.

                  (c) The Bank shall (except to the extent it is able to determine the actual amount thereof) use reasonable allocation methods to determine the amounts of any such compensation or payment owing by the Account Party pursuant to this paragraph 6. If the Bank shall fail to notify the Account Party of any event giving rise to such compensation within ninety days following the end of the month during which such event occurred, then the Account Party's liability for any amounts described in this paragraph 6 incurred by the Bank as a result of such event shall be limited to those amounts attributable to the period occurring subsequent to the ninetieth day prior to the date upon which the Bank actually notified the Account Party of the occurrence of such event.

                  7. Collateral Account. (a) The Account Party hereby agrees that, as security for the payment of the Collateralized L/C Obligations (as defined below), it will, as long as any Collateralized Letter of Credit is outstanding or any Collateralized L/C Obligations remain unpaid under this Agreement, maintain a special interest-bearing cash collateral account (the "Collateral Account") at the Bank's office at 270 Park Avenue, New York, New York 10017, in the name of the Account Party but under the sole dominion and control of the Bank, in which Collateral Account the Account Party shall at all times maintain a credit balance in U.S. dollars (free and clear of all rights or claims of others) at least equal to 100% of the aggregate undrawn amount of the Collateralized Letters of Credit plus all accrued and unpaid Letter of Credit Fees with respect to such Collateralized Letters of Credit and the aggregate amount of Letter of Credit Fees with respect thereto that would accrue prior to the then current expiration dates thereof. The Bank shall, at the request of the Account Party at any time, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing at such time, release to the Account Party the amount of funds in the Collateral Account in excess of the balance required to be maintained therein, provided that the Bank shall not be required to release any such excess amount smaller than $10,000.

                  (b) The Account Party hereby pledges, and grants to the Bank a security interest in, the Collateral Account and all funds from time to time therein and all proceeds from time to time thereof (the "Collateral"). The Account Party agrees that if any Event of Default shall have occurred and be continuing, the Bank may, without notice to the Account Party except as required by law and at any time and from time to time, charge, set off and otherwise apply all or any part of the Collateral Account against the Collateralized L/C Obligations. The Bank agrees to notify the Account Party of any such charge, setoff or other application promptly thereafter, provided that the failure to give such notice shall not invalidate such charge, setoff or application. The Account Party hereby agrees that the pledge and security interest provided herein shall be a continuing security interest in the Collateral and shall remain in full force and effect until the later of the expiration of all Collateralized Letters of Credit the payment in full of the Collateralized L/C Obligations.

                  (c) The Collateral secures the payment of all obligations of the Account Party now or hereafter existing hereunder or under any application and/or reimbursement agreement relating to any of the Letters of Credit designated by the Account Party as Collateralized Letters of Credit or otherwise deemed to be Collateralized Letters pursuant to paragraph 10, whether for principal, interest, fees, commissions, expenses or otherwise (all such obligations of the Account Party being the "Collateralized L/C Obligations"). Without limiting the generality of the foregoing, the Collateral secures the payment of all amounts which constitute part of the Collateralized L/C Obligations and would be owed by the Account Party to the Bank hereunder but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Account Party.

                  (d) The Account Party may at any time and from time to time convert Guaranteed Letters of Credit to Collateralized Letters of Credit by written notice to the Bank of such election at least three Business Days prior to the effective date of such conversion, which date shall be specified in such notice; provided that as of such effective date the Collateral Account contains a sufficient credit balance to secure all outstanding Collateralized Letters of Credit (including any such converted Letters of Credit) in accordance with subparagraph 7(a). Upon the effectiveness of such conversion pursuant to this subparagraph (d), any such converted Letter of Credit shall cease to be a Guaranteed Letter of Credit. Collateralized Letters of Credit may not be converted to Guaranteed Letters of Credit.

                  (e) The Bank shall use reasonable care in the custody of any Collateral in its possession and shall account to the Account Party for all funds held or received by the Bank in connection with this paragraph 7.

                  8. Representations and Warranties. The Account Party represents and warrants to the Bank as follows:

                  (a) The Account Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement.

                  (b) The execution, delivery and performance by the Account Party of this Agreement are within the Account Party's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Account Party.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Account Party of this Agreement.

                  (d) This Agreement is the legal, valid and binding obligation of the Account Party enforceable against the Account Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and by general equity principles.

                  9. Reporting Requirements. Until the Final Expiration Date and so long as any amount is owing to the Bank under this Agreement, the Account Party will furnish to the Bank:

                           (i) as soon as available and in any event within 55
                  days after the end of each of the first three quarters of each fiscal year of the Account Party, a balance sheet of the Account Party and its subsidiaries as of the end of such quarter and statements of income and retained earnings of the Account Party and its subsidiaries for the period commencing at the end of such quarter, certified by the chief financial officer of the Account Party;

                           (ii) as soon as available and in any event within 100
                  days after the end of each fiscal year of the Account Party, a balance sheet of the Account Party and its subsidiaries as of the end of such fiscal year and statements of income, retained earnings and changes in cash flows for such fiscal year audited by KPMG Peat Marwick LLP or other independent public accountants;

                           (iii) as soon as available and in any event within
                  ten days after each such report is filed with the U.S. Securities and Exchange Commission, the reports of the Account Party on Forms 10-Q and 10-K, so long as the Account Party shall be a reporting company, it being agreed that the delivery of such reports pursuant to this clause (iii) shall satisfy the requirements of clauses (i) and (ii) above, respectively;

                           (iv) as soon as possible and in any event within five
                  days after the occurrence of each Event of Default and each Potential Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Account Party setting forth details of such Event of Default or Potential Event of Default and the action which the Account Party has taken and proposes to take with respect thereto; and

                           (v) such other information respecting the condition
                  or operations, financial or otherwise, of the Account Party or any of its subsidiaries as the Bank may from time to time reasonably request.

                  10. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) The Account Party shall fail to pay any obligation hereunder when the same becomes due and payable, provided that with respect to fees owing hereunder such failure shall continue for five Business Days; or

                  (b) Any representation or warranty made by the Account Party (or any of its officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

                  (c) The Account Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Account Party by the Bank; or

                  (d) The Account Party or any of its subsidiaries or any guarantor of any of Account Party's obligations hereunder shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Account Party or any of its subsidiaries or any such guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Account Party or any of its subsidiaries or any such guarantor shall take any corporate action to authorize any of the actions set forth above in this subparagraph (d); or

                  (e) Any provision of this Agreement shall at any time for any reason cease to be valid and binding on the Account Party, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Account Party, or a proceeding shall be commenced by any governmental agency or authority having jurisdiction over the Account Party seeking to establish the invalidity or unenforceability thereof, or the

         Account Party shall deny that it has any or further liability or obligation under this Agreement; or

                  (f) Any provision of the Guarantee shall at any time for any reason cease to be valid and binding on any guarantor party thereto, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any such guarantor, or a proceeding shall be commenced by any governmental agency or authority having jurisdiction over any such guarantor seeking to establish the invalidity or unenforceability thereof, or any such guarantor shall deny that it has any or further liability or obligation under the Guarantee;

then, and in any such event, the Bank may, upon notice delivered to the Account Party by the Bank and in addition to the Bank's continuing right to demand payment of all amounts payable under this Agreement, demand payment of an amount equal to the excess, if any, of (x) 100% of the maximum amount remaining available to be drawn under the Letters of Credit (assuming compliance with all conditions for drawing thereunder) plus all accrued and unpaid Letter of Credit Fees and the aggregate amount of Letter of Credit Fees that would accrue prior to the expiration dates of the Letters of Credit over (y) the credit balance then maintained in the Collateral Account. Immediately upon the making of such demand by the Bank, the Account Party shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to pay to the Bank (and the Account Party hereby unconditionally promises and agrees to pay to the Bank immediately upon such demand) such amount so demanded; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Account Party or any of its subsidiaries under the Federal Bankruptcy Code, the Account Party shall automatically be and become unconditionally obligated to pay to the Bank such amount. Any amount so paid shall be deposited in the Collateral Account and treated as set forth in paragraph 7, except to the extent applied to Collateralized L/C Obligations then due and payable. Upon payment of the amount required pursuant to this paragraph 10, all Letters of Credit shall be deemed to be Collateralized Letters of Credit, provided that all Letters of Credit that were Guaranteed Letters of Credit immediately prior to such payment shall continue to be Guaranteed Letters of Credit until ninety-one days shall have elapsed after the date such payment was made without a voluntary or involuntary petition having been filed by or against the Account Party (or by or against the person or entity that made such payment, if other than the Account Party), whereupon such Letters of Credit shall cease to be Guaranteed Letters of Credit.

                  11. Refund to Account Party. The Bank hereby agrees that it will, upon the later of (a) the earlier of (i) the date on which either the original counterparts of all the Letters of Credit shall be returned to the Bank for cancellation or the Bank shall be released by all the beneficiaries from any further obligations with respect to the Letters of Credit, in each case in a writing in form and substance satisfactory to the Bank, and (ii) the Final Expiration Date and (b) if the Bank shall have been served with or otherwise subjected to a court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under any Letter of Credit and either (i) there has been a drawing under such Letter of Credit which the Bank would otherwise be obligated to pay or (ii) the stated expiration date under such Letter of

Credit has occurred but the right of the beneficiary to draw under such Letter of Credit has been extended past the stated expiration date in connection with the pendency of the related court action or proceeding, the date on which the Bank shall receive an opinion from its counsel to the effect that a final and nonappealable judgment or order has been rendered or issued either terminating the order, injunction or other process or decree restraining the Bank from paying under such Letter of Credit or permanently enjoining the Bank from paying under such Letter of Credit), refund to the Account Party any credit balance remaining in the Collateral Account after deduction of amounts applied to satisfy all of the Account Party's Collateralized L/C Obligations and terminate all related security interests and take all actions reasonably requested by (and at the expense of) the Account Party in connection therewith. Such refund may be made to the Account Party by crediting the Account Party's regular account with the Bank in New York City.

                  12. Consent to Jurisdiction. The Account Party hereby irrevocably submits to the jurisdiction of any New York State or federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and the Account Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or in such federal court. The Account Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Account Party hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Account Party at its address specified in paragraph 14. The Account Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 12 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Account Party or its property in the courts of other jurisdictions.

                  13. WAIVER OF JURY TRIAL. THE ACCOUNT PARTY AND THE BANK EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE LETTERS OF CREDIT OR THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

                  14. Addresses for Notices, Etc. All notices and other communications hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Account Party, at its address at Two North Riverside Plaza, Suite 200, Chicago, Illinois 60606,
Attention: Randy Talcott-Vice President, telecopy No. 312-466-6151, with a copy to Jordan Allen, Esq., General Counsel of the Account Party, at the same address and telecopy number; and if to the Bank, c/o Chase Securities Inc. at its address at 10 South LaSalle Street, Chicago, Illinois 60603, Attention: Jon Hinard, telecopy No. 312-443-1964; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall be effective: three (3) days after deposit in the U.S. mail (postage prepaid); when telecopied; one (1) day after delivery to a reputable express delivery service for overnight delivery; and when delivered to such party by local messenger service or by personal delivery, in each case addressed as aforesaid.

                  15. Expenses. The Account Party agrees to pay within ten days after demand all costs and expenses reasonably incurred in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement. The Account Party further agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with (i) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and such other documents which may be delivered in connection with this Agreement or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under any Letter of Credit, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this paragraph 15. In addition, the Account Party shall pay any and all stamp and other taxes (other than taxes based on the income or earnings of the Bank) payable or determined to be payable in connection with the execution and delivery of this Agreement and the other documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

                  16. Further Assurances. The Account Party agrees to do such further acts and things, and to execute and deliver such additional instruments (including, without limitation, notices), as the Bank may at any time reasonably request in order to effectuate the Bank's rights, powers and remedies intended hereunder.

                  17. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Account Party against any and all of the obligations of the Account Party now or hereafter existing under this Agreement, whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured. The Bank agrees promptly to notify the Account Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

                  18. Miscellaneous. This Agreement may not be amended, waived, modified or terminated except in writing duly signed by the Bank and the Account Party. This Agreement shall be binding upon and inure to the benefit of the Bank and the Account Party and their respective successors and permitted assigns, except that (i) the Account Party shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the

Bank and (ii) the Bank agrees not to assign all or any portion of its rights hereunder or any interest herein without the prior written consent of the Account Party, which shall not be unreasonably withheld or delayed, provided that such consent shall not be required at any time that an Event of Default shall have occurred and be continuing. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law. The paragraph headings used herein are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  19. Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates' directors, officers, employees, accountants, legal counsel and other advisors who are actively and directly participating in the preparation, evaluation, administration or enforcement of this Agreement (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (f) with the consent of the Account Party or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Account Party. For the purposes of this paragraph, "Information" means all information received from the Account Party relating to the Account Party or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Account Party. Any person required to maintain the confidentiality of Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

                  20. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

                  21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the principles thereof relating to conflicts of law, other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

                  If the foregoing is acceptable to you, please confirm such acceptance by signing and returning a counterpart hereof, whereupon this Agreement shall become a binding agreement between us.

                                     AMERICAN CLASSIC VOYAGES CO.



                                     By   /s/ Jordan B. Allen
                                         --------------------------
                                         Name:  Jordan B. Allen
                                         Title:  Executive Vice President


Accepted:

THE CHASE MANHATTAN BANK



By    /s/ Steven J. Faliski
    ------------------------------
    Name:  Steven J. Faliski
    Title:  Vice President

                                    EXHIBIT A
                               TO LETTER OF CREDIT
                                    AGREEMENT

                          IRREVOCABLE LETTER OF CREDIT




Commonwealth Land Title Insurance Company
10 South LaSalle Street, Suite 2500
Chicago, Illinois  60603
Attention:  Debbie Crangle


Ladies and Gentlemen:

                  We hereby establish, at the request and for the account of American Classic Voyages Co., a Delaware corporation (the "Company"), in your favor, in connection with the Escrow Agreement, dated ______, 1999 among the Company, you and HAL Antillen N.V. (the "Contract"), our Irrevocable Letter of Credit No. , in the amount of $ , effective immediately and expiring at the close of banking business at our office at The Chase Manhattan Bank, 55 Water Street, South Building, 17th Floor, New York, New York 10041 ("L/C Office") on , (the "Stated Termination Date").

                  We hereby irrevocably authorize you to draw on us, in an aggregate amount not to exceed the amount of this Letter of Credit set forth above and in accordance with the terms and conditions and subject to the reductions in amount as hereinafter set forth, in one or more drawings against presentation of your written and completed certificate signed by you in substantially the form of Annex A attached hereto (the "Payment Document"). Each such Payment Document shall be dated the date of its presentation, and shall be presented at our L/C Office, Attention: Standby Letter of Credit Department, which presentation may be by telecopier (at telecopier number 212-363-5656), on or before 12:00 noon (New York City time) on the day (which shall be a banking day) of our making funds available to you hereunder. If we receive your Payment Document at such office, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 12:00 noon (New York City time) on a banking day prior to the termination hereof, we will honor the same on the same day in accordance with your payment instructions. If we receive your Payment Document at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 12:00 noon (New York City time) on a banking day prior to the termination hereof, we will honor the same on the next succeeding banking day in accordance with your payment instructions.

                  Upon our honoring any drawing hereunder, the amount of this Letter of Credit shall be automatically decreased by an amount equal to the amount of such drawing. Upon the earlier of (i) the date on which this Letter of Credit is surrendered to us for cancellation and (ii) the Stated Termination Date, this Letter of Credit shall automatically terminate.

                  Communications with respect to this Letter of Credit shall be in writing, or shall be transmitted by telecopier (212- 363-5656) and promptly confirmed in writing, and shall be addressed to us at our L/C Office, Attention:
Standby Letter of Credit Department, specifically referring to the number of this Letter of Credit.

                  This Letter of Credit shall be governed by, and construed in accordance with, the internal laws of the State of New York, including, without limitation, Article 5 of the Uniform Commercial Code as in effect in the State of New York. This Letter of Credit shall be supplemented by the provisions (to the extent that such provisions are not inconsistent with this Letter of Credit or said Article 5) of the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

                  This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any other document, instrument, or agreement referred to herein (including, without limitation, the Contract), except only the Payment Documents referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement.

                                        Very truly yours,


                                        THE CHASE MANHATTAN BANK


                                        By: __________________________
                                        Name: ________________________
                                        Title: _______________________

                                     Annex A
                                     -------

           CERTIFICATE FOR DRAWING UNDER IRREVOCABLE LETTER OF CREDIT
                        NO. ________ DATED ______, _____.


The Chase Manhattan Bank
55 Water Street
South Building, 17th Floor
New York, New York  10041
Attention:  Standby Letter of Credit
               Department

                  The undersigned, a duly authorized officer of the undersigned (the "Beneficiary"), hereby certifies to The Chase Manhattan Bank (the "Bank"), with reference to Irrevocable Letter of Credit No. (the "Letter of Credit", the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the Bank in favor of the Beneficiary, as follows:

                  (1) The Beneficiary is making a drawing under the Letter of Credit in the amount of $________ pursuant to the Contract.

                  (2) The Beneficiary has determined that it is required under the Contract to make a drawing under the Letter of Credit.

                  (3) Payment by the Bank pursuant to this drawing shall be made to ____________, ABA Number __________________, Account Number
         _______________, Attention: _________________, Ref:
         ______________________.

                  IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the ___________________ day of ________________,________.

                                          [NAME OF BENEFICIARY]


                                           By: ____________________

                                           [Name and Title]